Exhibit 99.2

1. Why are you engaged in discussions to settle? And why now?

We are engaged in discussions to reach a settlement, which is subject to finalization in a definitive agreement and court approval, to avoid further distraction and the associated use of resources resulting from this matter. We reiterate that we categorically and emphatically deny any wrongdoing related to this litigation.

2. Would this anticipated settlement resolve all outstanding class action antitrust litigation related to dental supplies against the company?

Yes.

3. Why are you engaged in settlement discussions as a group, and how did you arrive at the settlement amount for each company?

It is not uncommon for multiple parties to settle litigation of this kind. As for the settlement amounts, they took into account each company’s relative sales in the U.S. dental distribution market over the period of the class and among the defendants.

4. Will this proposed settlement change your business practices?

No. What’s more, we train our Team Schein Members on our Worldwide Business Standards, which are publicly available on our website, and we devote significant resources to reinforcing those standards and educating our team on compliance matters through a global training program.

5. How many dentists are involved in the proposed class?

We estimate there are approximately 140,000 dentists in the proposed class.

6. Is there any update to your 2018 EPS guidance?

As a matter of practice, we do not comment on guidance except upon the release of our financial results each quarter.

7. What do you expect the customer reaction to be in the wake of this anticipated settlement?

We believe our customers understand and appreciate our high-touch, full-service approach, which is why we are the market leader. We provide the value-added services our customers need to operate a better practice so they can focus on providing quality care. Henry Schein has a long history of serving customers with integrity and honesty, and we have earned our reputation for doing business ethically in a competitive business environment.

8. When do you anticipate the settlement will be finalized?

We anticipate that documentation will be completed within the next couple of weeks. After that, the settlement will be subject to court approval.